LocatorX, Inc. DOS/A

Exhibit 2.2

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LOCATORX, INC.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES c CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

LocatorX, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation, the Board adopted the following resolutions on August 10, 2017 pursuant to the Corporation’s Articles of Incorporation, as amended and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, authorizing a new series of the Corporation’s previously authorized Preferred Stock, $0.0001 par value per share designated as Series C Preferred Stock. Shareholder action was not required.

SECOND: The Series C Preferred Stock shall have the following designation, number of shares, rights, qualifications, limitations and other terms and conditions:

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Optional Redemption Amount” means the 200% of the aggregate Stated Value of the Preferred Stock being redeemed.

“Qualified Offering” means the completion by the Corporation of an offering of Corporation securities pursuant to Regulation A promulgated under the Securities Act.

“Qualified Offering Price” shall be equal to the price per share of Common Stock issued in the Qualified Offering; provided that if the securities issued in the Qualified Offering consists of a unit of securities comprised of Common Stock and warrants to purchase Common Stock (or other derivative securities), the Qualified Offering Price for the Common Stock shall be equal to the unit price less any amounts attributable to the warrants to purchase Common Stock (or other derivative securities) as set forth in the Qualified Offering prospectus; provided further that if no amounts are attributed to the warrants to purchase Common Stock (or other derivative securities) in the Qualified Offering prospectus, a value of $0 shall be attributed to such securities provided that the exercise or conversion price of such securities is equal to or greater than the unit price for the securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Securities Sales” means the sale by the Corporation of any equity or debt securities other than the Qualified Offering.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board and/or the Pink OTC Markets (or any successors to any of the foregoing).

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 683,333. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1.50 (the “Stated Value”).

Section 3.          Dividends. The holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”), shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock of the Corporation, when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Series C Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation in any manner that adversely affects any rights of the Holders, or (c) enter into any agreement with respect to any of the foregoing.

Section 5.          Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation (a “Liquidation”), whether voluntary or involuntary, each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock held by such holder, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to 200% of the Stated Value. All preferential amounts to be paid to the holders of Preferred Stock in connection with such Liquidation shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class of preferred stock, and (ii) the Corporation’s Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Preferred Stock as to distributions in the event of a Liquidation of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Section 6.          Conversion.

a)           Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at the option of the Holder thereof, immediately upon each Optional Redemption Date (such date, the “Conversion Date”), into that number of shares of Common Stock determined by dividing 100% of the Stated Value of such share of Preferred Stock subject to the Optional Redemption by the Conversion Price (such shares of Common Stock, the “Conversion Shares”). The Corporation shall provide Holders with at least five Business Days’ notice of an Offering Closing that will result in an Optional Redemption during which the Holder shall be permitted to submit the Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted (which may not exceed the number of shares subject to the Optional Redemption), the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. If the Holder fails to submit a Notice of Conversion in accordance with this Section 6(a), the Holder shall be deemed to have elected to proceed with the Optional Redemption.

b)           Conversion Price. The “Conversion Price” for the Preferred Stock shall be equal to $1.50 (subject to adjustment in the event of a stock split, stock dividend, or similar event).

c)           Mechanics of Conversion.

i.          Delivery of Certificate Upon Conversion. Not later than ten (10) Trading Days after the Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares.

ii.         Shares Issuable Upon Conversion. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iii.        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

Section 7.          Redemption Right.

a)           Redemption Right Upon Qualified Offering or Subsequent Securities Sales.

i.          Immediately upon the completion of each closing of the Qualified Offering or the closing of any Subsequent Securities Sale (each such closing, an “Offering Closing”), if the Holder has chosen not to exercise its conversion right pursuant to Section 6 above, the Holder shall be deemed, without further action by the Holder, to have exercised its redemption right pursuant to this Section 7 of its irrevocable election to force the Corporation to redeem a portion of Holder’s outstanding Preferred Stock equal to the Available Redemption Funds (as defined below), for cash in an amount equal to the Optional Redemption Amount on each Offering Closing (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). On each Offering Closing, the Available Redemption Funds for all of the Preferred Stock for which an Optional Redemption shall occur shall be as follows:

ii.         With respect to any Qualified Offering, for each Offering Closing until the total proceeds raised from the Qualified Offering reaches $1,000,000, the Available Redemption Funds shall be equal to 25% of the proceeds;

iii.        With respect to any Qualified Offering, for each Offering Closing thereafter, the Available Redemption Funds shall be equal to 50% of the proceeds; and

iv.        With respect to any Subsequent Securities Sale, for each Offering Closing, the Available Redemption Funds shall be equal to 25% of the proceeds.

b)           All redemptions pursuant to this Section 7 shall be made only out of Available Redemption Funds and shall be made on a pro rata basis based on the total number of shares of Preferred Stock for which Optional Redemptions shall occur.

c)           To the extent the Corporation is prohibited from paying the Optional Redemption Amount due to the provisions of the Florida Business Corporation Act, the Corporation’s obligations hereunder shall be tolled until such time as it may honor the Optional Redemption request without violating such provisions.

Section 8.          Miscellaneous.

a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth in the subscription agreement pursuant to which the Preferred Stock was purchased Attention: CEO, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

b)            Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)            Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)            Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f)            Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

THIRD: The effective date of these Articles of Amendment shall be August 11, 2017.

*********************

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 10th day of August 2017.

LOCATORX, INC.

/s/ William D. Meadow
William D. Meadow
Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of LocatorX, Inc., a Florida corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

	Holder Request	Calculation Example	Example Notes
Investment in Series C Preferred Stock		$$30,000
Number of shares of Preferred Stock to be Converted or redeemed @ Stated Value of $1.50:		20,000
Optional Redemption Amount (200% of $1.50/share):		$$60,000	Amount of cash if 100% redemption for cash
Applicable Conversion Price ($1.50 per share):		$$1.50
Amount of Common Shares upon a full conversion		20,000	Number of Shares if 100% conversion of preferred shares

Address for Delivery:

[HOLDER]

By:

Name:

Title:

Date: